Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed to amend and restate the following:

Surrender Value - Delete the section on surrender charge and replace it with the following:

The Owner, before Annuity payments start, may choose to surrender all or a portion of the Reserve. The amount paid by Aetna on any surrender will be the Reserve surrendered less a percentage charge. The charge will vary according to the period of time between the Date of Issue of the Contract and the date of surrender. The surrender fee will be determined as follows:

          If completed Period of Time is          Charge
          Less than 5 years                       5%
          5 or more but less than 7 years         4%
          7 or more but less than 9 years         3%
          9 or more but less than 10 years        2%
          10 or more years                        0%

No such charge shall be applied:

(a)      When the Annuitant dies;

(b)      As a premium for an Annuity under this Contract;

(c) From any portion of this Contract which is paid when the Reserve is $2,500 or less and no surrenders have been taken within the prior 12 months; or

(d) As a transfer ot another Pension/Profit Sharing or Individual Retirement Annuity Contract offered by Aetna Life Insurance and Annuity Company.

In no event, however, will the charge on a total surrender of this Contract exceed 8.5% of the actual deposits.

Endorsed and made part of this Contract effective May 1, 1992.


                                  /s/ Laura R. Estes
                                  Senior Vice President, ALIAC Pensions
                                  Aetna Life Insurance and Annuity Company